UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12

Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 8, 2021

Dear Fellow Stockholder:

I am pleased to share the declaration of a distribution for the third quarter of 2021 for stockholders of Inland Real Estate Income Trust, Inc. (“we,” “Inland Income Trust” or the “Company”). A cash distribution of $0.1356 per share was paid on or around October 7 to stockholders of record as of September 30, 2021.

Our Annual Meeting of Stockholders is scheduled to be held on November 2, 2021. There are important proposals for stockholders to vote upon to change the Company’s corporate charter that could facilitate the Company’s ability to provide a liquidity event. If you have already voted, we thank you for your meaningful participation.

If you have not yet voted: we urge you to vote now. A failure to vote will have the effect of a vote against the proposals, so your vote matters!

If you have voted against any of the proposals to change the Company’s charter: we urge you to read the information below and reconsider your vote.

WHAT HAPPENS IF YOU VOTE FOR THE PROPOSALS TO CHANGE THE COMPANY’S CHARTER?

We and our Board of Directors believe the proposed changes would align our charter with the charters of publicly traded REITs. Because we have completed our initial public offering, we no longer need to comply with certain restrictive state requirements that govern stock offerings by non-traded REITs. We believe that making the proposed changes will provide the Company with greater flexibility in pursuing liquidity for our stockholders, including a potential listing on a national securities exchange.

WHY IS VOTING FOR THESE AMENDMENTS IMPORTANT?

Our goal, as expressed in our strategic plan for the Company, is to provide a liquidity event for our stockholders. We believe that voting for the proposed changes will provide the Company’s management with the ability to consider all transactions and liquidity options that are in the best interests of stockholders. Voting for the proposed changes would remove provisions that could prevent us from pursuing potentially advantageous opportunities or impose obligations that increase our operating expenses. To that end, in anticipation of a potential listing of our stock on an exchange, we are proposing changes to the charter to make it consistent with publicly traded REITs and urge you to cast your votes by proxy now.

We intend to continue to solicit votes in favor of these proposals, and the cost of these solicitations will be borne by the Company. Your prompt response would help us meet stockholder approval requirements before our November 2 meeting date, thereby reducing the risk of meeting adjournments and additional solicitation expenses.

HOW CAN YOU VOTE AND WHERE CAN YOU FIND MORE INFORMATION?

We recently sent you proxy materials for the annual meeting, and you may vote your shares quickly and easily by proxy using one of three options described in those materials: (1) by mail; (2) by phone; or (3) by

Internet. For more information on how to vote your shares, including how to obtain your unique control number and to see a copy of the proxy materials, please visit inland-investments.com/inland-income-trust, and once there click on the “Please Vote Your Proxy Now!” button.

We thank you for your confidence and support of our plans for the Company. Please contact your financial professional or call our Investor Services team at 800-826-8228 if you have any questions about your investment.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

Mitchell Sabshon

President and Chief Executive Officer

Enclosure

cc:  Trustee, Broker Dealer, Financial Advisor

Cautionary Note Regarding Forward-Looking Statements

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "potential”, “may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear”, or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic, stock market and commercial real estate market conditions, the effects of the COVID-19 pandemic and measures taken to combat it, competition with our tenants from internet businesses, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in  our most recent Form 10-K for the year ended December 31, 2020 filed on March 18, 2021 and subsequent reports on Form 10-Q filed with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

Trademarks

The Inland name and logo are registered trademarks being used under license. Inland refers to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., one of the nation’s largest commercial real estate and finance groups, which is comprised of independent legal entities, some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries thereof. Inland has been creating, developing and supporting real estate-related companies for more than 50 years.

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